Exhibit 99.1

MATRIXX INITIATIVES, INC. REPORTS SECOND QUARTER 2003 RESULTS
WITH 74% TOPLINE GROWTH FOR YEAR TO DATE

     PHOENIX, AZ, July 23, 2003/PRNewswire/ — Matrixx Initiatives, Inc. (NASDAQ: MTXX), developer and distributor of the expanded line of Zicam® products, today announced net sales of $3.1 million for the second quarter of 2003, an increase of more than 69% over the same period in 2002. Sales for the first six months of the year increased to $11.9 million, or 74% above total sales for the first half of 2002. Despite a substantial increase in research and development programs, the company reported that it had cut its net loss for the second quarter by more than half, from $(0.09) in 2002 to $(0.04) in 2003. Second quarter results are generally the company’s weakest due to the seasonality of its current products.

     “This quarter represents the completion of our first full year of operations as Matrixx Initiatives, Inc., and we are extremely pleased by the continued growth in our sales and bottom line improvement,” said Carl J. Johnson, president and chief executive officer of Matrixx. Mr. Johnson credited the strong revenue growth to:

•	Positive consumer response to the new products introduced in 2002 combined with the continued growth of the original Zicam Cold Remedy; and

•	The effectiveness of the 2002-2003 Zicam advertising campaign. The campaign marked the first full-season of sustained marketing in the brand’s history which, based on consumer response, proved effective in motivating consumers by emphasizing Zicam’s unique benefits.

     Mr. Johnson said that on the basis of the strong performance to date, the company remained confident that it would meet its previous guidance of 30% topline growth for 2003. “Based on current sales momentum,” said Mr. Johnson, “and the strong sell-in of our three new products scheduled for the upcoming 2003-2004 cold season, we expect our revenues for the full year of 2003 will increase at least 30% above the 2002 sales of $23.5 million.”

     Mr. Johnson also noted the following:

•	Six of the company’s top 15 retail customers, including two major drug store chains, are expected to carry all 10 Zicam brand products in the upcoming 2003-2004 cold season.

•	The number of Zicam products in distribution is expected to increase 74% for the upcoming cold season among Matrixx’s top 15 customers, which represent more than 80% of the company’s year-to-date unit sales. The increases in distribution among these customers mean that, on a weighted average basis, 6.1 Zicam products are expected to be in distribution in the company’s top 15 retail customers, versus 3.5 products last year.

•	Reports from the field indicate that the Zicam brand is expected to receive higher levels of promotional and display support in the upcoming cold season.

     “Additionally, subject to a number of assumptions, we believe that our bottom line growth will continue to grow at an even faster pace. Despite a net loss recorded to date of $(0.03) per share for the six months ended June 30, 2003, we expect to be much more profitable in the remainder of the year,” said Mr. Johnson.

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Matrixx/Q2 2003 Financial Results

Consolidated Financial Results

     According to William Hemelt, executive vice president and chief financial officer, the substantial increase in research and development expenses in the second quarter reflects the company’s intent to commit approximately 6% of net sales to R&D activities. “While there was significant impact on earnings from these expenses, they include amounts spent on our products to be sold in the third quarter of 2003, plus additional research into products, both within and outside of the cough/cold arena, that we anticipate introducing in 2004 and 2005,” said Mr. Hemelt. He also noted that the company had further improved its balance sheet through the planned reduction of its outstanding debt by $2.7 million.

     Mr. Hemelt cautioned that the earnings for the quarter do not reflect accumulated charges of approximately $500,000 that remain in dispute with its current swab supplier.

Second Quarter 2003 Consolidated Financial Results

($000s)	2003	2002	2003	2002

	2nd Qtr	2nd Qtr	YTD	YTD

Net sales	$3,096	$1,826	$11,997	$6,893
Cost of sales	973	525	3,621	1,772

Gross profit	2,123	1,301	8,376	5,121
Operating expenses	2,172	2,218	7,864	5,099
Research and development	596	96	907	122

Income from operations	(645)	(1,013)	(395)	(100)
Total other income (expense)	(29)	142	(78)	73

Net income before tax	(674)	(871)	(473)	(27)
Income tax expense (benefit)	(271)	0	(187)	(85)

Net income from continuing operations	$(403)	$(871)	$(286)	$58

Net income per share	$(0.04)	$(0.09)	$(0.03)	$0.01
Average shares outstanding (mil)	9.4	9.4	9.4	9.4

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Matrixx/Q2 2003 Financial Results

Selected Balance Sheet Information

($000s)	June 30, 2003	December 31, 2002	June 30, 2002

Cash and Marketable Securities	$8,755	$12,010	$13,278
Total assets	$40,002	$47,185	$32,693
Total debt	$2,677	$5,254	$7,763
Shareholders’ equity	$34,754	$35,155	$24,418

About Matrixx Initiatives, Inc.

Matrixx Initiatives, Inc. is engaged in the development, manufacture and marketing of innovative drug delivery systems for over-the-counter (OTC) pharmaceuticals. Zicam, LLC, its wholly-owned subsidiary, produces, markets and sells Zicam® Cold Remedy nasal gel, a patented, homeopathic remedy that has been clinically proven to significantly reduce the duration and severity of the common cold. In studies published in the October 2000 issue of ENT – Ear, Nose and Throat Journal, and separately in the January 2003 issue of QJM: An International Journal of Medicine, the Zicam Cold Remedy product was shown to reduce significantly the duration of the common cold. The company also manufactures and markets a full line of Zicam brand pharmaceuticals, including Zicam Allergy Relief nasal gel, a homeopathic remedy designed to provide relief to allergy sufferers; Zicam Cold Remedy Swabs; Zicam Kids Size Cold Remedy Swabs; Zicam Extreme Congestion Relief; Zicam Sinus Relief; and Zicam Nasal Moisturizer. For more information regarding Matrixx products, go to www.zicam.com. To find out more about Matrixx Initiatives, Inc. (NASDAQ:MTXX), visit our website at www.matrixxinc.com. For additional information, contact William Hemelt, chief financial officer, 602-387-5353, whemelt@matrixxinc.com, or Lynn Romero, investor relations, at 602-387-5353, lromero@matrixxinc.com. Matrixx is located at 2375 East Camelback Road, Suite 500, Phoenix, Arizona 85016.

Matrixx Initiatives, Inc. Forward Looking Statement Disclaimer:

This news release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the company’s expectation of at least a 30 percent increase in revenue in 2003 over the previous year and its expectation of being much more profitable in the remainder of the year; the company’s expectation that six of its top 15 retail customers will carry all 10 Zicam products, the company’s expectation that the number of its products in distribution to its top 15 customers will increase 74% from 3.5 products per customer to 6.1 products per customer; the company’s expectation of receiving higher levels of sales support in the upcoming cold season; and the company’s intention to commit approximately 6% of net sales to research and development activities.

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Matrixx/Q2 2003 Financial Results

These forward looking statements are based on the company’s expectations and are subject to a number of risks and uncertainties, many of which cannot be predicted or quantified and are beyond the company’s control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward looking statements. Factors that could cause actual results to differ materially from the company’s expectations include the possibility that future sales of Zicam products will not be as strong as expected, the possibility that supply issues may impact future sales of Zicam products, the possibility that the introduction of the company’s new products will be delayed or that consumer acceptance of the new products will be less than anticipated, the possibility that the company’s products may face unanticipated competition, the possibility that expenses may exceed budgeted amounts, the possibility that the company’s research and development program will not be as successful as planned in producing desirable and profitable products or that such product development may be delayed for the 2004-2005 season, the possibility that the company’s litigation will not be as successful as expected; and the possibility that the company’s corporate growth strategy will not be successfully implemented or well received by the market. Other factors that could cause actual results to differ materially from the company’s expectations are described in the company’s Annual Report on Form 10-K filed pursuant to the Securities Exchange Act of 1934.

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